QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3.8

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") deemed effective as of January 14, 2002 is entered into by and among Westaff Support, Inc., a California corporation (the "Company"), its ultimate parent company known as Westaff, Inc., a Delaware corporation ("Westaff"), and Dwight S. Pedersen (the "Executive"). The parties agree to the following terms and conditions of the Executive's employment.

        1.    EMPLOYMENT.    The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

        2.    DUTIES.

          (a)  Position and Responsibilities. The Executive shall be employed as the President and Chief Executive Officer of the Company and Westaff as well as all the other domestic subsidiaries of Westaff.

          (b)  The Executive shall have such executive responsibilities and duties as are consistent with his position. The Executive agrees to devote his full working time, attention and energies to the performance of his duties for the Company and Westaff and the Executive shall at all times comply with the Westaff Conflict of Interest Policy.

          (c)  Term. The Executive's employment commenced on January 14, 2002, and his employment shall be of indefinite duration, subject to termination under Section 5 of this Agreement. The Executive acknowledges that there is no express or implied agreement between him and the Company or Westaff or any of its subsidiaries, whether domestic or foreign, for any specific period of employment or for continuing or long-term employment.

          (d)  Directorships. Having served as a director of Westaff since his appointment to its Board of Directors effective May 1, 2001, the Executive shall continue his service as a director until his successor is elected and qualified or until his earlier death, resignation or removal, but his resignation from membership on the Audit Committee of the Board of Directors of Westaff shall be effective as of the date his employment commenced. The Executive shall be appointed to serve as a director of the Company and the other domestic subsidiaries of Westaff and he agrees to serve in those capacities. The Executive may be appointed to serve as a director of the foreign subsidiaries of Westaff as well and he agrees to serve in those capacities in the event of his appointment. The Executive shall not be entitled to any additional compensation for his directorships.

        3.    COMPENSATION AND BENEFITS.    In consideration for the services of the Executive, the Company shall compensate the Executive as follows:

          (a)  Base Salary. The Company shall pay the Executive, in accordance with its then current payroll practices and schedule, an annual base salary ("Base Salary"). The initial gross amount of the Base Salary to be paid Executive shall be Four Hundred Thousand Dollars ($400,000), less withholdings required by law and agreed deductions, if any. The Compensation Committee of the Board of Directors will review the Executive's Base Salary at least once each year on or before the anniversary of his hire date and make appropriate adjustments as they shall determine in their discretion.

          (b)  Benefits.

            (i)    Vacation. The Executive shall be entitled to vacation leave of four (4) weeks per year, subject to the Company's policies with respect to maximum annual accruals.

            (ii)  Benefit Plans. As the Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in the Company's policies and generally made available to similarly situated employees of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by the specific benefit plan, as amended. The Executive shall also be entitled to any benefits or compensation tied to termination as described in Section 5.

          (c)  Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties, in accordance with Company policies, as they may be amended in the Company's sole discretion.

          (d)  Annual Incentive Compensation. The Executive shall be entitled to profit incentives for fiscal 2002 on the following terms and conditions: if net income at the fiscal year end exceeds Eight Million Dollars ($8,000,000) he will be entitled to a lump sum payment of Fifty Thousand Dollars ($50,000) in cash and if net income at the fiscal year end exceeds Ten Million Dollars ($10,000,000) he will be entitled to a lump sum payment of One Hundred Thousand Dollars ($100,000) in cash, less withholdings required by law and agreed deductions, if any. No proration will be made if the specified net income goals are not achieved. For purposes of determining the amount of the Executive's annual incentive compensation for fiscal 2002, if any, net income shall be from continuing operations (excluding nonrecurring or unusual items) and it shall be calculated based on Westaff's consolidated fiscal year end financial statements, as audited by Westaff's independent public accountant. All fiscal 2002 incentive or executive bonus payments, if any, will be included as an expense in determining net income, whether payable to the Executive or to other employees of the Company and its parent or affiliated corporations. Payment of the annual incentive compensation for fiscal 2002, if any, will be made after January 1, 2003 and not later than January 15, 2003. The Executive's annual incentive compensation for future fiscal years, if any, may be earned at the discretion of the Compensation Committee of the Board of Directors of Westaff pursuant to an executive bonus plan or plans which the committee may formulate. If the Executive's employment is terminated by the Company or Westaff without cause after more than six months of employment in the fiscal year, the amount of the annual incentive compensation payment will be prorated for the length of his employment through and including the termination date. In the event that the Executive resigns or his employment is terminated by the Company before the annual incentive compensation payment is made, he will forfeit such compensation.

          (e)  Stock Options. When documented by resolutions of the Primary Committee of the Board ("the Primary Committee"), the Executive shall be granted an option to purchase five hundred fifty thousand (550,000) shares of Westaff's common stock (the "Option Shares") as of the date his employment begins or the date the Primary Committee approves such grant, as the committee may determine in its discretion. The terms of such grant shall be stated in one or more Stock Option Agreements (the "Stock Option Agreements"), which both parties shall sign in accordance with the Westaff, Inc. 1996 Stock Option/Stock Issuance Plan, as amended and restated as of May 23, 2001 (the "Plan"). The exercise price per share shall be Two Dollars and Thirty-Five Cents ($2.35) which was the Fair Market Value, as defined by the Plan, on the Executive's hire date. Two hundred fifty thousand (250,000) of the Option Shares shall vest immediately as of the Executive's hire date (the "Vesting Commencement Date"). The remaining three hundred thousand (300,000) Option Shares will vest in three (3) equal annual installments of one hundred thousand (100,000) of such shares with vesting of each installment to occur upon the last trading days of fiscal 2002, 2003 and 2004, provided that the closing selling price of Westaff's common stock on the Nasdaq National Market ("Nasdaq") on the specified dates is at least Four Dollars ($4.00) per share on November 1, 2002, at least Five Dollars ($5.00) per share on October 31, 2003, and at least Six Dollars ($6.00) per share on October 29, 2004. Any remaining option shares that have not yet vested by January 13, 2007 will vest at that date and may vest earlier in the event of a Corporate Transaction or a Change in Control of Westaff, as defined in the Plan. At termination of the employment relationship by either party, the vested options must be exercised within three (3) months from the date of termination unless the Primary Committee in its discretion allows a further extension of time in which to exercise as provided by the Plan; however, should termination of the Executive's employment be for Misconduct as defined by the Plan, such option shares will be cancelled.

        4.    TERMINATION OF EMPLOYMENT.

          (a)  Definition of Cause. For purposes of this Agreement, termination shall be for "cause" if the Executive does any one or more of the following:

            (i)    acts in bad faith, or in breach of trust, to the detriment of the Company or Westaff;

            (ii)  refuses or fails to act in accordance with any policy of the Company or Westaff or any specific direction or order of the Board of Westaff or the Company;

            (iii)  exhibits, in regard to his employment, unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect of duties or incompetence;

            (iv)  is convicted of a crime involving dishonesty;

            (v)  breaches any material term of this agreement; or

            (vi)  is disabled and therefore unable to perform the essential duties of his position for a period of ninety (90) days within any twelve (12)-month period.

          (b)  Termination by Employer Not For Cause. At any time, the Company or Westaff may terminate the Executive's employment for any reason, without Cause, by providing the Executive two (2) weeks' advance written notice or paying him in lieu of notice. If the Executive's employment is terminated without Cause, the Company shall pay the Executive his earned but unpaid Base Salary and accrued vacation pay through the date of termination and his earned but unpaid annual incentive pay, if any. Should the Executive's employment be terminated due to a Change in Control of Westaff, as defined in the Plan, he shall be entitled to a lump sum cash payment of severance pay equal to six (6) months of his then current Base Salary or he may elect to receive such severance pay in installments according to the Company's standard payroll schedule. All of the foregoing payments shall be less withholdings required by law and agreed deductions, if any.

          (c)  Termination by Employer for Cause. At any time, and without prior notice, the Company or Westaff may terminate the Executive for Cause. If his employment shall be terminated by the Company or Westaff for Cause as defined by Section 4(a), the Company shall pay the Executive all compensation then due and owing hereunder. No compensation or benefits will accrue or be owed to the Executive for any period after the effective date of termination.

          (d)  Resignation by Executive. At any time, the Executive may terminate his employment for any reason by providing the Company and Westaff two (2) weeks' advance written notice. The Company shall pay the Executive his earned but unpaid Base Salary and accrued vacation pay, and shall provide him benefits under the applicable benefit plans, through the date of termination and otherwise as required by law.

        5.    TERMINATION OBLIGATIONS.

          (a)  Representations and Warranties. The representations and warranties contained in this Agreement and the Executive's obligations under Section 6 on Proprietary Information and Non-Solicitation shall survive the termination of employment.

          (b)  Cooperation in Pending Work. Following any termination of employment, the Executive shall fully cooperate with the Company and Westaff in all matters relating to the winding up of pending work on behalf of the Company and Westaff and the orderly transfer of work to other employees of the Company and Westaff or any of its domestic subsidiaries.

          (c)  Resignation of Directorships. The Executive shall be deemed to have immediately resigned his directorships on the Boards of Directors of the Company and Westaff and all of its subsidiaries, whether domestic or foreign, immediately upon the effective date of termination of employment.

          (d)  Return of Company Property. All property including, without limitation, all equipment, tangible Proprietary Information as defined in Section 6(a), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by the Executive in the course of or incident to his employment, belongs to the Company or Westaff or any of its subsidiaries, whether domestic or foreign, and shall be returned promptly to the Company or Westaff upon termination of employment. In addition, the Executive shall immediately return to or arrange for prompt delivery to the Company or Westaff all equipment, supplies, keys, manuals, and other property or equipment of whatever nature in his possession or control or which he may have entrusted to any other party.

        6.    PROPRIETARY INFORMATION AND NON-SOLICITATION.

          (a)  Proprietary Information. The Executive recognizes and acknowledges that certain assets of the Company and Westaff or its subsidiaries, whether domestic or foreign, constitute Proprietary Information, including all information that is known only to the Executive or the Company or Westaff or such subsidiaries, and relating to the business of the Company or Westaff or such subsidiaries (including, without limitation, information regarding employees, clients, customers, bill and pay rates, employees' pay and skills, pricing policies, methods of operation, operating manuals, sales, sales techniques, advertising materials, products, costs, markets, key personnel, formulae, product applications, technical processes, other statistical information, confidential data, and trade secrets), and that protection of such information is essential to the interests of the Company, Westaff and such subsidiaries. The Executive will be required to sign, as a condition of employment or continuing employment, the Company's Confidential Information and Invention Agreement.

          (b)  Non-Solicitation of Employees and Clients. The Executive acknowledges and agrees that the pursuit of activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of the Company's Confidential Information and Invention Agreement. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive agrees that for a period of one (1) year after termination of his employment, he shall not, directly or indirectly, (i) solicit, induce, or influence any employee, consultant, or independent contractor of the Company or Westaff or any of its subsidiaries, whether domestic or foreign, to terminate his or her employment or relationship with the Company or Westaff or any of such subsidiaries or to work for any other business entity or person; or (ii) solicit (other than on behalf of the Company or Westaff or such subsidiaries), divert, or attempt to divert the business of any client or customer of the Company or Westaff in any district, territory, state or country where the Company or Westaff conducts business. For purposes of this non-solicitation covenant, a customer of the Company or Westaff is defined as any person, firm or corporation that the Company or Westaff or any of its subsidiaries has serviced within one year preceding the termination of the Executive's employment and an employee of the Company or Westaff is defined as any person who has received salary or wages from the Company or Westaff or any of its subsidiaries within one year preceding the termination of the Executive's employment.

          (c)  Non-Competition During Severance Period. During any period in which the Executive is receiving severance payments from the Company, the Executive may not engage in any business activity that is or may be competitive with the Company or Westaff or in any district, territory, state or country where the Company or Westaff conducts business. Such period of non-competition shall not exceed one (1) year following the date of employment termination.

        7.    GENERAL.

          (a)  Injunctive Relief for Violation. The Executive acknowledges that the obligations and restrictions set forth in this Employment Agreement are reasonably necessary for the protection of the Company's and Westaff's business, goodwill, property, customer and employee relationships. The Executive recognizes that irreparable damage will result to the Company or Westaff in the event of any violation of this Employment Agreement and agrees to the issuance of a restraining order and/or an injunction against him for such a material violation in addition to any other legal or equitable remedies that the Company or Westaff may have.

          (b)  Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (c)  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d)  Entire Agreement. This Agreement, the Stock Option Agreements, the Confidential Information and Invention Agreement, and the Company's employment policies to the extent not inconsistent with the provisions of this Agreement, contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter and shall not be amended except by a written instrument hereafter signed by each of the parties.

          (e)  Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

          (f)    Assignment; Successors and Assigns. The Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be void. Nothing in this Agreement shall prevent the consolidation of the Company or Westaff with, or its merger into, any other entity, or the sale by Westaff or the Company of all or substantially all of its assets, or the otherwise lawful assignment by Westaff or the Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

          (g)  Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California.

        The parties have duly executed this Agreement as of the date and year first above written.

EXECUTIVE:
/s/ DWIGHT S. PEDERSEN Dwight S. Pedersen
COMPANY: WESTAFF SUPPORT, INC.
By:
/s/ W. ROBERT STOVER W. Robert Stover
Title:	Chairman of the Board
WESTAFF: WESTAFF, INC.
By:
/s/ W. ROBERT STOVER W. Robert Stover
Title:	Chairman of the Board

QuickLinks

EMPLOYMENT AGREEMENT